Exhibit 99.1

Solar EnerTech Announces FY2009 Second Quarter
Financial Results

-- Fiscal 2Q09 Module Shipments Increased 111% Compared to 2Q08--
-- Revenue Increases 27% to $4.4 Million Compared to 2Q08 --

Menlo Park, CA, May 15, 2009 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced results for the second quarter of fiscal year 2009.

For the fiscal 2009 second quarter ended March 31, 2009, total module shipments increased 111% compared to the second quarter of the prior year period. Revenue increased 27% to $4.4 million compared to $3.5 million in the fiscal second quarter of the prior year period. Revenue for the fiscal 2009 second quarter was comprised of $4.2 million in solar module sales, of which more than 95% were sold to Europe and Australia, and $0.2 million in solar cell sales.

The Company incurred a negative gross margin of $1.3 million, or (29% of total net sales), for the quarter ended March 31, 2009 compared to a negative gross margin of $2.3 million, or (46% of total net sales), in the fiscal first quarter ended December 31, 2008.  This is a sequential gross margin improvement of 37% mainly due to lower silicon wafer prices and cost restructuring initiatives.  The negative gross margin was primarily a result of the Company selling modules using silicon wafers purchased in prior quarters at a higher cost.

Total operating expense for the fiscal 2009 second quarter was $3.7 million, or 84% of total net sales, which included $1.7 million in non-cash charges, including $1.5 million of non-cash stock compensation charge related to the hiring and retention of key executives and a $0.2 million non-cash charge for loss on debt extinguishment. Excluding these non-cash items, the operating expense for the quarter was $2.0 million, or 45% of total net sales.  This compares to total operating expense for the fiscal 2008 second quarter of $5.0 million, or 143% of total net sales, which included $3.8 million in non-cash charges, including a $1.7 million non-cash stock compensation charge also related to the hiring and retention of key executives and $2.1 million of non-cash charge for loss on debt extinguishment. Excluding these non-cash charges, the operating expense for the second quarter of 2008 was $1.2 million, or 34% of total net sales.

Net loss for the second quarter of fiscal 2009 was $5.5 million, or ($0.06) per basic and diluted share compared to net income of $15.8 million, or $0.03 diluted share in the same period in fiscal 2008. In the second quarter of fiscal 2009, the Company recorded a non-cash gain of $0.1 million associated with a change in the fair market value of compound embedded derivative liability and a non-cash gain of $0.1 million related to the change in the fair market value of warrant liability.  Excluding these non-cash gains of $0.2 million, on a non-GAAP basis, the Company had a net loss of $5.7 million in the second quarter of fiscal 2009. In the second quarter of fiscal 2008, the Company recorded a non-cash gain of $11.2 million associated with a change in the fair market value of compound embedded derivative liability and a non-cash gain of $10.8 million related to the change in fair market value of warrant liability.  Excluding these non-cash gains of $22.0 million, on a non-GAAP basis, the Company had a net loss of $6.2 million in the second fiscal quarter of the prior year period. Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007.

Mr. Leo Young, Chief Executive Officer of Solar EnerTech, commented, “We are pleased with the positive developments in our business during the fiscal second quarter.  Our module shipments increased 111% prompted by orders from Europe and Australia. Despite the decrease in module selling prices in the world market, we were encouraged to see our revenue increase by 27% compared to Q208, fueled by orders coming from Europe and Australia. There was a sequential improvement in our gross margin during our second quarter largely due to a cost restructuring that entailed the aggressive promotion of leaner production concepts, revamping our sourcing strategy and reducing unnecessary capital expenditures. We have now utilized all raw material inventory purchased at higher prices in previous quarters which we believe marks a turning point toward positive gross margin moving forward.

Due to the consistent quality of our solar module products, we are encouraged that our customers in Europe and Australia have increased their orders for the remaining quarters of the fiscal year. We have thus decided to add an additional shift to accommodate our growing customer demand. We are encouraged with the demand trends we’re seeing in our business and believe the quality of our solar modules differentiate Solar EnerTech from many of other players in the global PV business.

During the quarter, we announced a strategic joint venture with Jiangsu Shunda, a major polysilicon manufacturer in China, which will create a U.S. company named Shunda-SolarE Technologies, Inc. that is designed to broaden our market presence in the U.S. by establishing a vertically integrated operation in the U.S. market with services ranging from the production of polysilicon to ingots and wafers, to solar cells, panels and solar system installation. We believe this JV can allow us to more easily penetrate U.S. solar opportunities and establish Shunda-SolarE as a leading brand recognized for high quality solar products and service in the growing U.S. market.

For the remainder of the calendar year, we continue to focus on improving our productivity and streamlining our operations to maximize profitability.  We have a great opportunity to further grow our global customer base by providing them with high quality PV module products and after-sale service support.  We look forward to seeing a sequential improvement to our financial results as we progress through the 2009 calendar year.”

Financial Position

As of March 31, 2009, the Company had $3.1 million in cash, $1.3 million of accounts receivables, $2.2 million of prepayment primarily for purchase of raw materials and $2.4 million of inventories on hand.  Additionally, the Company had $3.3 million of accounts payable, customer advance payment and accrued liabilities, $5.6 million of accrued liability due to related party, $0.4 million of derivative liabilities, $1.7 million of warrant liabilities and $0.7 million of convertible notes as of March 31, 2009.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Menlo Park, California.  The Company has established a sophisticated 63,000 square foot manufacturing plant located in China, in Shanghai's Jinqiao Modern Technology Park.  Currently, the Company is capable of producing 50MW of solar cells from its existing production lines.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Net sales	$4,412,000	$3,471,000	$9,496,000	$8,310,000
Cost of sales	(5,714,000)	(4,171,000)	(13,134,000)	(9,476,000)
Gross loss	(1,302,000)	(700,000)	(3,638,000)	(1,166,000)

Operating expenses:
Selling, general and administrative	3,086,000	2,797,000	5,647,000	6,682,000
Research and development	436,000	54,000	771,000	151,000
Loss on debt extinguishment	181,000	2,105,000	491,000	2,467,000
Total operating expenses	3,703,000	4,956,000	6,909,000	9,300,000

Operating loss	(5,005,000)	(5,656,000)	(10,547,000)	(10,466,000)

Other income (expense):
Interest income	3,000	46,000	10,000	56,000
Interest expense	(558,000)	(298,000)	(923,000)	(576,000)
Gain on change in fair market value of
compound embedded derivative	113,000	11,190,000	588,000	12,289,000
Gain on change in fair market value of
warrant liability	99,000	10,808,000	1,743,000	10,923,000
Other expense	(194,000)	(290,000)	(214,000)	(328,000)
Net income (loss)	$(5,542,000)	$15,800,000	$(9,343,000)	$11,898,000

Net income (loss) per share - basic	$(0.06)	$0.15	$(0.11)	$0.13
Net income (loss) per share - diluted	$(0.06)	$0.03	$(0.11)	$(0.04)

Weighted average shares outstanding - basic	87,716,403	102,851,788	87,376,406	90,941,543
Weighted average shares outstanding - diluted	87,716,403	157,954,180	87,376,406	122,086,159

Solar EnerTech Corp
Consolidated Balance Sheets

	March 31, 2009	September 30, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,060,000	$3,238,000
Accounts receivable, net	1,280,000	1,875,000
Advance payments and other	2,195,000	3,175,000
Inventories, net	2,366,000	4,886,000
VAT receivable	1,415,000	2,436,000
Other receivable	99,000	730,000
Total current assets	10,415,000	16,340,000
Property and equipment, net	12,598,000	12,934,000
Investment	1,000,000	1,000,000
Deferred financing costs, net of accumulated amortization	1,613,000	1,812,000
Deposits	188,000	701,000
Total assets	$25,814,000	$32,787,000

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$890,000	$1,771,000
Customer advance payment	1,667,000	96,000
Accrued expenses	782,000	910,000
Accounts payable and accrued liabilities, related parties	5,563,000	5,450,000
Derivative liabilities	365,000	980,000
Warrant liabilities	1,669,000	3,412,000
Convertible notes, net of discount	689,000	85,000
Total current liabilities	11,625,000	12,704,000

STOCKHOLDER'S EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value
113,331,257 and 112,052,012 shares issued and outstanding
at March 31, 2009 and September 30, 2008, respectively	113,000	112,000
Additional paid in capital	75,123,000	71,627,000
Other comprehensive income	2,437,000	2,485,000
Accumulated deficit	(63,484,000)	(54,141,000)
Total stockholders' equity	14,189,000	20,083,000
Total liabilities and stockholders' equity	$25,814,000	$32,787,000